Exhibit 10.1

CONDITIONAL RELEASE
from Pledge Agreement

This Conditional Release is made effective as of August 27, 2002, by and among William H. Gibbs (“Borrower”) and Fargo Electronics, Inc., a Delaware corporation (the “Company”).

A.            Borrower and the Company are parties to a Restricted Stock Agreement, dated May 28, 1999, pursuant to which Borrower purchased 78,125 restricted shares (the “Shares”) of the Company’s common stock (as adjusted to account for the Company’s five-for-eight reverse stock split effective November 1999).  The Shares became fully vested upon completion of the Company’s initial public offering in February 2000.

B.            As consideration for the Shares, Borrower delivered to the Company a Promissory Note, dated May 28, 1999 (the “Note”), in the principal amount of $125,000, bearing interest on the unpaid balance thereof at the rate six percent (6%) per annum, compounded annually.

C.            Borrower’s obligations to the Company under the Note are secured by a Pledge Agreement, dated May 28, 1999 (the “Pledge Agreement”), pursuant to which Borrower granted the Company a security interest in all of the Shares, including all proceeds from the sale of the Shares.

D.            Borrower wishes to use the proceeds from the sale of a portion of the Shares to pay off all principal and interest owing under the Note, plus applicable taxes; and the Company wishes to permit the sale of a portion of the Shares for such purposes, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Release of Collateral.  Subject to the terms and conditions of this Agreement, the Company hereby releases 25,000 of the Shares (the “Released Shares”) as collateral under the Pledge Agreement and hereby terminates its security interest in the Released Shares.  The Pledge Agreement will remain in full force and effect with respect to the balance of the Shares until the unpaid principal balance and accrued interest under the Note is paid in full.

2.             Payment of Note.  The Borrower agrees to cause his broker to remit a total of $149,452 (the “Pay-Off Amount”) of the proceeds from the sale of the Released Shares directly to the Company by wire transfer of immediately available funds as soon as commercially possible following the sale of the Released Shares and to deliver an instruction letter to his broker in the form attached hereto.  If the Released Shares are sold in multiple increments over a period of more than one day, the Pay-Off Amount may be paid in a single lump sum immediately following the sale of the last increment of the Released Shares, but in no event later than September 3, 2002.

3.             Collateral; Default.  If Borrower fails to sell the full amount of the Released Shares on or before August 31, 2002, Borrower agrees to return the unsold balance of the Released Shares, together with the balance of the Shares, to the Company to hold as collateral to secure Borrower’s remaining obligations under the Note as provided for in the Pledge Agreement.  Borrower’s failure to cause the proceeds from the sale of the Released Shares (not to exceed the Pay-Off Amount) to be transmitted to the Company no later than September 3, 2002 and, if the Note is not paid in full, also deliver to the Company the unsold amount of the Released Shares and the balance of the Shares, will be deemed an Event of Default under the Pledge Agreement.

4.             Representations and Warranties.  Borrower represents and warrants to the Company that Borrower is the sole owner of the Shares (including the Released Shares), free and clear of any lien, security interest, option or other charge or encumbrance, except for the security interest of the Company.

5.             No Modification of Note.  Nothing in this Agreement will be deemed to constitute any modification of any term or provision of the Note or any renewal or extension of the indebtedness represented by the Note.

6.             Compliance with Company Policy and Applicable Law.  Borrower agrees that any and all sales of the Released Shares will be made in compliance with Rule 144 under the Securities Act of 1933, as amended, Rule 10b-5 under the Exchange Act of 1934, as amended, and the Company’s insider trading policy.  Borrower agrees to notify the Company immediately upon the execution of each trade in which the Released Shares are sold.

7.             Governing Law.  This Agreement will governed by and construed in accordance with the laws of the State of Minnesota.

The parties have executed this Agreement effective as of August 27, 2002.

BORROWER

/s/ William H. Gibbs
William H. Gibbs

FARGO ELECTRONICS, INC.

By:	/s/ Jeffrey D. Upin
Jeffrey D. Upin
Vice President—Business Development & General Counsel

Instruction Letter

August 27, 2002

Salomon Smith Barney Inc.
Wells Fargo Plaza
401 B Street, Suite 2300
San Diego, CA 92101

Attn. Michael Del Vecchio

Dear Mr. Del Vecchio:

Pursuant to separate instructions, you have been instructed to sell for my account no more than 25,000 shares (the “Shares”) of common stock of Fargo Electronics, Inc. registered in my name.  You are hereby instructed to pay to the Fargo Electronics, Inc. from the proceeds of the sale of the Shares, and immediately upon completion of such sale, a total of $149,452.00 by wire transfer of immediately available funds to the following account:                                                                                                          .

/s/ William H. Gibbs
William H. Gibbs